EXHIBIT 99.1

                                SCHEDULE II

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
                             theglobe.com, inc.
                    VALUATION AND QUALIFYING ACCOUNTS--
                      ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                 BALANCE AT     ADDITIONS                     BALANCE AT
                                 BEGINNING      CHARGED                          END
                                 OF PERIOD      TO EXPENSE     DEDUCTIONS     OF PERIOD
                                 ----------     ----------     ----------     ----------
Period from May 1, 1995 to
   December 31, 1995                $0             $---           $---            $0
Year ended December 31, 1996        $0             $---           $---            $0
Year ended December 31, 1997        $0           $12,000          $---         $12,000

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